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                                                             EXHIBIT NO. (99)(a)



                                      For further information, please contact:
                                      S. Kelley MacDonald, Vice President,
                                      Corporate Communications,
                                      Unitrode Corporation,
                                      7 Continental Boulevard
                                      Merrimack, NH  03054
                                      (603) 429-8767
                                      e-mail: macdonald@unitrode.com


                RICHARDSON ELECTED PRESIDENT AND CEO OF UNITRODE;
                           GABLE CONTINUES AS CHAIRMAN


Merrimack, NH (November 10, 1997) -- Unitrode Corporation (NYSE--UTR), a manufacturer of analog/linear and mixed-signal integrated circuits, today announced that Robert J. Richardson has been named President and Chief Executive Officer and a Director, effective November 11, 1997. As CEO, Mr. Richardson succeeds Robert L. Gable who will continue as Chairman of the Board. He also succeeds Edward H. Browder who has resigned as President and a Director to continue his career on the West coast. Richardson will report directly to the Board of Directors.

For the past five years, Richardson has held senior management positions of increasing responsibility at Silicon Valley Group, Inc. (SVGI), most recently serving as Vice President, New Business Development and Corporate Marketing. Prior to that, he served as Vice President and General Manager, Track Systems Division and President, SVG Lithography at SVGI. From 1988 until 1992, he was President and General Manager of the Santa Cruz Division of Plantronics, Inc. Previous experience included management positions at Motorola, Inc. and Source Technology Corporation.

Richardson holds a B.S. in Electrical Engineering and Computer Design from St. Louis University and an M.B.A from Southern Illinois University. He served in the United States Air Force, attaining the rank of captain.




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Commenting on the transition in management, Robert L. Gable, Chairman of the
Board of Unitrode said, "With confidence I turn over the responsibilities of Chief Executive Officer to Bob Richardson. He is an outstanding leader in our industry. His record at Silicon Valley Group demonstrates his ability to lead a company like Unitrode to the next level of growth. An effective communicator, Bob knows how to build a business on well-defined market strategies, effective product development, and meaningful customer relationships."

Gable added, "My continuing role as Chairman at Unitrode will focus on strategic initiatives and external issues, including investor relations."

Gable concluded, "Our successful growth over the past two years is largely due to Ed Browder's leadership. Unitrode wishes Ed well as he returns to the West coast to re-join his family and continue his career there; during the transition Ed will work in our San Jose office consulting with Bob and me on strategic issues."

Unitrode designs and manufactures analog/linear integrated circuits, principally to perform power management, motion control, and interface functions. Its products are sold throughout the world for a variety of computer, tele- and data- communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.

                                      (END)


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